AquaBounty Technologies, Inc. Announces Results for the
Quarter and Nine Months Ended September 30, 2020
and Provides a Corporate Update
MAYNARD, Mass., November 3, 2020 – AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, announces the Company’s financial results for the third quarter and nine months ended September 30, 2020 along with a corporate update.
Key Highlights
•Commenced harvesting of conventional Atlantic salmon in June at the Company’s Indiana farm, validating its land-based Recirculating Aquaculture System as an efficient and sustainable way to raise Atlantic salmon.
•Growth and feed conversion ratio targets for the Company’s AquAdvantage salmon (AAS) are tracking as expected, validating the economics and preparing the company for the imminent first-ever harvest of AAS.
•Identified Mayfield in Graves County, Kentucky as the leading site location for its planned large-scale farm designed for the Company’s proprietary AquAdvantage salmon after an exhaustive nationwide search spanning approximately 230 sites.
•Raised gross proceeds of $31.6 million through an underwritten public offering of 12.65 million shares of common stock at a price of $2.50 per share.
Management Commentary
“The third quarter of 2020 was marked by our continued progress towards the first-ever commercial scale harvest of AquAdvantage salmon,” said Sylvia Wulf, Chief Executive Officer of AquaBounty. “In the second quarter, we successfully started harvesting conventional salmon with the intention of refining the processes, operating procedures and partner relationships required for the first harvest of AAS. The foundational work with these first conventional harvests was crucial as it has allowed us to implement the necessary logistical and operational processes for a successful and de-risked first harvest of AAS, including refinements of quality and productivity operational parameters. Today, I am pleased to announce that AquAdvantage salmon are meeting our growth and feed conversion ratio expectations—a key component of their economic profile—and we have made tremendous strides towards building out an enhanced logistics network to expand our distribution capabilities nationwide.
“While we prepare for the first harvest of AAS and scale our conventional salmon harvesting efforts, we continue to closely monitor overall market demand for salmon given COVID-19’s impact on the food service industry. That said, we will remain flexible in efforts to maximize revenue and capitalize on the recovery of food service end-markets and in the meantime, continue to form relationships with additional customers who continue to be receptive to our sustainably grown salmon. To that end, we are now preparing to send out the initial AAS product samples for customer feedback which we expect to be positive given its benefits of competitive pricing, freshness, quality and domestic sourcing in America’s heartland.

“Given this positive momentum in our business, we are also aggressively moving forward with the planning for our first large-scale farm, which is anticipated to have the capacity to produce 10,000 metric tons of AquAdvantage salmon annually. We’ve selected Mayfield in Graves County, Kentucky as the leading location as it met all of the previously determined technical, environmental and economic requirements and we are now completing due diligence and beginning purchase negotiations.”
“Given our strong balance sheet, the impending first-ever commercial harvest of AAS and the planned construction of our next farm, AquaBounty is in a better position than ever to drive long-term value for our shareholders and become a major domestic supplier of fresh, sustainable salmon,” concluded Wulf.
Third Quarter Financial Summary
•Revenue in the third quarter of 2020 was $68,000, as compared to no revenue in the same period of the prior year.
•Operating expenses in the third quarter of 2020 were $3.7 million, as compared to $3.0 million in the same period of the prior year. The increase in operating expenses was due to increased production operations and legal fees.
•Cash used for capital projects for the three months ended September 30, 2020 was $1.1 million compared with $0.9 million in the same period of the prior year. The increase was a result of on-going improvements to the Indiana farm.
•Cash, cash equivalents and restricted cash were $39.5 million as of September 30, 2020, compared with $2.8 million at December 31, 2019. In August 2020, the Company fortified its balance sheet with gross proceeds of $31.6 million from a public offering of common stock.
•Net loss in the third quarter of 2020 was $3.6 million, as compared to $3.0 million in the same period of the prior year.
About AquaBounty Technologies, Inc.
AquaBounty Technologies, Inc. (Nasdaq: AQB) is a leader in the field of land-based aquaculture and the use of technology for improving its productivity and sustainability. The Company’s objective is to ensure the availability of high-quality seafood to meet global consumer demand, while addressing critical production constraints in the most popular farmed species.
The Company’s AquAdvantage fish program is based upon a single, specific molecular modification in fish that results in more rapid growth in early development. With aquaculture facilities located in Prince Edward Island, Canada, and Indiana, USA, AquaBounty is raising its disease-free, antibiotic-free salmon in land-based recirculating aquaculture systems, offering a reduced carbon footprint and no risk of pollution of marine ecosystems as compared to traditional sea-cage farming. For more information, please visit www.aquabounty.com.

Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, that involve significant risks and uncertainties about AquaBounty. AquaBounty may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not AquaBounty will be able to raise capital, market and other conditions, AquaBounty’s business and financial condition, and the impact of general economic, public health, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by AquaBounty, see disclosures contained in AquaBounty’s public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and AquaBounty undertakes no obligation to update such statements as a result of new information, except as required by law.
Company Contact:
AquaBounty Technologies
Dave Conley
Corporate Communications
(613) 294-3078

Investor Relations:
Greg Falesnik or Luke Zimmerman
MZ Group - MZ North America
(949) 259-4987
AQB@mzgroup.us

AquaBounty Technologies, Inc.
Consolidated Balance Sheets
(Unaudited)

	As of
	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$38,989,366	$2,798,744
Other receivables	62,034	55,198
Inventory	2,869,470	1,232,049
Prepaid expenses and other current assets	820,193	391,162
Total current assets	42,741,063	4,477,153

Property, plant and equipment, net	25,699,143	25,065,836
Right of use assets, net	356,788	399,477
Definite-lived intangible assets, net	147,311	157,588
Indefinite-lived intangible assets	101,661	101,661
Restricted cash	500,000	—
Other assets	50,213	32,024
Total assets	$69,596,179	$30,233,739

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$2,116,877	$1,462,809
Current lease liabilities and other	62,627	62,286
Current debt	152,501	163,155
Total current liabilities	2,332,005	1,688,250

Long-term lease obligations	306,174	352,808
Long-term debt, net	8,425,552	4,432,052
Total liabilities	11,063,731	6,473,110

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized;
44,916,926 (2019: 21,635,365) shares outstanding	44,917	21,635
Additional paid-in capital	201,402,983	156,241,363
Accumulated other comprehensive loss	(490,153)	(360,160)
Accumulated deficit	(142,425,299)	(132,142,209)
Total stockholders’ equity	58,532,448	23,760,629

Total liabilities and stockholders’ equity	$69,596,179	$30,233,739

AquaBounty Technologies, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues
Product revenues	$67,763	$—	$77,466	$140,371

Costs and expenses
Production costs	1,355,939	846,306	3,238,689	2,649,674
Sales and marketing	143,646	206,256	331,868	381,637
Research and development	458,462	446,582	1,662,879	1,923,512
General and administrative	1,722,874	1,500,448	5,053,608	4,960,553
Total costs and expenses	3,680,921	2,999,592	10,287,044	9,915,376

Operating loss	(3,613,158)	(2,999,592)	(10,209,578)	(9,775,005)

Other income (expense)
Interest expense	(38,335)	(17,933)	(73,527)	(45,483)
Other income (expense), net	1,705	(697)	15	11,603
Total other income (expense)	(36,630)	(18,630)	(73,512)	(33,880)

Net loss	$(3,649,788)	$(3,018,222)	$(10,283,090)	$(9,808,885)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	86,491	(38,892)	(129,993)	133,448
Total other comprehensive income (loss)	86,491	(38,892)	(129,993)	133,448

Comprehensive loss	$(3,563,297)	$(3,057,114)	$(10,413,083)	$(9,675,437)

Basic and diluted net loss per share	$(0.09)	$(0.14)	$(0.31)	$(0.50)
Weighted average number of Common Shares -
basic and diluted	38,911,054	21,604,072	32,756,074	19,556,607